Exhibit 99.1

KFX REPORTS THIRD QUARTER 2003

FINANCIAL RESULTS

DENVER, November 17, 2003 /PRNewswire-FirstCall via COMTEX/ — KFx Inc. (KFX) today reported unaudited results for the quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, the Company saw an 84% decrease ($16,081,000) in the consolidated net loss for the quarter ended September 30, 2003, which was $3,105,000 compared to $19,186,000 for the quarter ended September 30, 2002, primarily as a result of the decrease in non-cash charges. For the quarter ended September 30, 2003, the consolidated net loss included $1,532,000 of non-cash charges. The consolidated net loss for the nine months ended September 30, 2003 was $8,419,000, which included $3,859,000 of non-cash charges compared to $36,792,000 for nine moths ended September 30, 2002, for a decrease of 77%.

Consolidated revenue for the quarter ended September 30, 2003, was $1,408,000 compared to $1,207,000 for the quarter ended September 30, 2002, an increase of $201,000 or 17%. Consolidated revenue for the nine months ended September 30, 2003, was $4,578,000 compared to $3,710,000 for the nine months ended September 30, 2002, an increase of $868,000 or 23%. Pegasus’ firm backlog of software license and installation contracts as of September 30, 2003, was approximately $8,337,000, compared to approximately $8,006,000 at December 31, 2002, an increase of 4% over the nine month period.

Gross margin for the quarter ended September 30, 2003, was 44% compared to 35% for the quarter ended September 30, 2002. The gross margin for the nine months ended September 30, 2003, was 41% compared to 34% for the nine months ended September 30, 2002.

During the past four months KFx has received approximately $12.3 million in cash proceeds from the exercise of stock options and warrants. Jefferies & Co. recently facilitate a $7.4 million warrant exercise for KFx, included in the $12.3 million total cash proceeds. KFx currently has approximately $24.4 million in cash and no long-term debt.

Ted Venners, Chairman, President and CEO of KFx Inc. stated “KFx is very healthy financially. We have invested approximately $5.0 million to date on the development, engineering and fabrication of the K-Fuel ® Plus Plant to be located near Gillette, Wyoming. All long lead items have been ordered.”

KFx is a “clean energy” technology company and provides total fuel solutions for the power industry. Its patented K-Fuel ® process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control application for the power generation market. The Pegasus web site address is www.pegasustec.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The Company’s actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in “Business Risk Factors” at Item I and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

INFORMATION CONTACT:	Ted Venners (303) 293-2992

KFx Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

OPERATIONS DATA:

	Quarter ended September 30,		Nine Months ended September 30,
	2003	2002	2003	2002
Operating Revenues	$1,408,163	$1,206,542	$4,578,408	$3,710,427

Operating Costs and Expenses	3,650,902	2,425,367	11,590,818	10,582,394

Operating Loss	(2,242,739)	(1,218,825)	(7,012,410)	(6,871,967)

Other Income (Expense)	66,144	(8,617,697)	141,191	(9,124,229)

Interest Expense	(928,432)	(507,832)	(1,546,675)	(4,592,114)

Equity Loss in Unconsolidated Affiliates	(124)	(14)	(788)	(398)

Deemed dividend attributable to warrant holder	—	—	—	(399,446)

Accretion of Redeemable Common Stock	—	(8,842,011)	—	(15,803,602)

Net Loss Attributable to Common Stockholders	$(3,105,151)	$(19,186,379)	$(8,418,682)	$(36,791,756)

Weighted Average Common Shares Outstanding	47,160,000	37,247,000	44,917,000	33,891,000

Per Share Loss	$(0.07)	$(0.52)	$(0.19)	$(1.09)

BALANCE SHEET AND BACKLOG DATA:

	As of September 30, 2003	As of December 31, 2002
Cash and Cash Equivalents	$17,719,849	$3,341,909

Current Assets	$20,082,334	$4,952,749

Total Assets	$33,286,838	$15,781,872

Current Liabilities	$7,670,123	$7,507,477

Total Liabilities	$7,750,051	$8,291,552

Minority Interest	$5,934,894	$5,755,387

Total Stockholders’ Equity	$19,601,893	$1,734,933

Total Liabilities and Stockholders’ Equity	$33,286,838	$15,781,872

Pegasus Backlog	$8,337,000	$8,017,000